For Immediate Release:
OTCBB: GBCS

Global Casinos Announces 87% Increase in First Quarter Net Revenue
Management Says Recent Voter Approval of Expanded Gaming and Increased Wager Limits Could Further Strengthen Global’s Long-term Financial Performance

BOULDER, Colo. – Oct. 13, 2008 – Global Casinos, Inc. (OTCBB: GBCS) today announced financial results for its fiscal first quarter ended September 30, 2008.

Net revenue increased 87% to $1,671,000 from $895,000 in the same period a year ago.  The increase is primarily attributable to Global’s March 2008 acquisition of the Doc Holliday Casino in Central City.  First quarter operating income was $30,000 versus $81,000 in last year’s first quarter.  The decline is largely the result of higher stock-based compensation and consulting expenses, combined with operating losses at Doc Holliday. Global reported a net loss attributable to common shareholders of $29,000, or less than $0.01 per diluted share, versus net income attributable to common shareholders of $59,000, or $0.01 per diluted share, in the first quarter last year. For the three months ended September 30, net operating cash flow increased 27% to $181,000 versus $142,000 in the comparable fiscal 2007 period.

Clifford L. Neuman, president, said, “In addition to the revenue contributions from our new Doc Holliday operations, we achieved an 11% quarter-over-quarter increase in revenue at our core Bull Durham property.  The growth and performance of our legacy gaming operations is particularly encouraging given current economic conditions, which have negatively impacted much of the local and national gaming industry.  Bull Durham’s performance in this environment reflects the ongoing success we are having with our targeted marketing and customer loyalty programs.  Our efforts to implement similar programs at Doc Holliday are proceeding on plan.”

Neuman said the recent passage of a Colorado ballot initiative could significantly strengthen the financial prospects of the state’s gaming industry. “Higher wager limits, extended hours of operation and the introduction of craps and roulette all could be in place by next summer.  There is compelling evidence that expanded gaming and higher bet limits can enhance the economic viability of localized gaming markets.  A similar increase in wager limits was authorized in Deadwood, South Dakota in 2000, and it helped fuel substantial growth in both gaming revenue and tax receipts.  That growth continues today, as Deadwood has experienced a 7 percent increase in gaming revenue so far in 2008.  Over the same time frame, gaming revenue in Colorado is down 11.4 percent. We are optimistic the passage of Amendment 50, coupled with our internal efforts to enhance operations, will result in long-term growth and profitability at Global Casinos.”

About Global Casinos, Inc.
Global Casinos, Inc. owns and operates the Bull Durham Saloon and Casino and Doc Holliday Casino, located in Colorado’s limited stakes gaming districts of Black Hawk and Central City, respectively.

Safe Harbor Statement
Certain statements in this news release that are not historical facts are forward-looking statements, such as statements relating to anticipated enhancements in the Company’s financial performance, and future development or expansion activities.  Such forward-looking statements involve a number of risks and uncertainties that may significantly affect performance and financial results in the future and, accordingly, actual results may differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, those related to effects of competition, leverage and debt service financing and refinancing efforts, general economic conditions, changes in gaming laws or regulations (including the legalization of gaming in various jurisdictions), risks related to development and construction activities, as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-KSB for the year ended June 30, 2008.

CONTACTS:
Clifford L. Neuman
President and CEO
Global Casinos, Inc.
303-449-2100

Geoff High
Principal
Pfeiffer High Investor Relations, Inc.
303-393-7044

GLOBAL CASINOS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
for the three months ended September 30, 2008 and 2007

	2008	2007
Revenues:
Casino	$ 1,709,765	$ 932,974
Promotional allowances	(39,142)	(38,307)
Net Revenues	1,670,623	894,667

Operating expenses:
Casino operations	1,537,921	756,638
Operating, general, and administrative	102,737	56,585
Total operating expenses	1,640,658	813,223

Income from operations	29,965	81,444

Other income (expense):
Interest	(42,047)	(20,765)
Equity in earnings of Global Gaming Technologies	(1,198)	(1,689)
Loss on asset disposals	(1,100)	-

Income (loss) before provision for income taxes	(14,380)	58,990
Provision for income taxes	-	-

Net income (loss)	(14,380)	58,990

Series D Preferred dividends	(14,311)	-
Net income (loss) attributable to common shareholders	$ (28,691)	$ 58,990

Earnings (loss) per common share:
Basic	$ (0.00)	$ 0.01
Diluted	$ (0.00)	$ 0.01

Weighted average shares outstanding:
Basic	5,925,215	5,202,907
Diluted	5,925,215	5,291,002

GLOBAL CASINOS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2008	June 30, 2008
ASSETS

Current Assets
Cash and cash equivalents	$ 1,243,331	$ 1,163,416
Accrued gaming income	205,364	219,821
Inventory	16,469	16,469
Prepaid expenses and other current assets	65,850	92,972
Total current assets	1,531,014	1,492,678

Investment in Global Gaming Technologies	59,649	60,847

Land, building and improvements, and equipment:
Land	517,950	517,950
Building and improvements	4,121,308	4,121,308
Equipment	3,015,336	3,057,670
Total land, building and improvements, and equipment	7,654,594	7,696,928
Accumulated depreciation	(3,988,858)	(3,900,633)
Land, building and improvements, and equipment, net	3,665,736	3,796,295

Goodwill	1,898,496	1,898,496

Total assets	$ 7,154,895	$ 7,248,316

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GLOBAL CASINOS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30, 2008	June 30, 2008
	LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable, trade	$ 95,690	$ 75,196
Accounts payable, related parties	20,553	68,332
Accrued expenses	335,650	359,461
Accrued interest	6,361	6,390
Joint venture obligation	30,000	30,000
Current portion of long-term debt	2,195,222	589,581
Other	249,270	254,105
Total current liabilities	2,932,746	1,383,065

Long-term debt, less current portion	-	1,659,411
Commitments and contingencies
Stockholders' equity:
Preferred stock: 10,000,000 shares authorized
Series A - no dividends, $2.00 stated value, non-voting,
2,000,000 shares authorized, 200,500 shares issued and outstanding	401,000	401,000
Series B - 8% cumulative, convertible, $10.00 stated value, non-voting,
400,000 shares authorized, no shares issued and outstanding	-	-
Series C - 7% cumulative, convertible, $1.20 stated value, voting
600,000 shares authorized, no shares issued and outstanding	-	-
Series D - 8% cumulative, convertible, $1.00 stated value, non-voting
1,000,000 shares authorized, 700,000 shares issued and outstanding	700,000	700,000
Common stock - $0.05 par value; 50,000,000 shares authorized;
5,955,215 and 5,865,215 shares issued and outstanding	297,761	293,261
Additional paid-in capital	14,053,282	14,027,093
Accumulated (deficit)	(11,229,894)	(11,215,514)
Total equity	4,222,149	4,205,840
Total liabilities and stockholders' equity	$ 7,154,895	$ 7,248,316